Exhibit 99.1

Allied Motion Achieves Record Profit and Revenues for the Quarter Ended March 31, 2008

DENVER--(BUSINESS WIRE)--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced it achieved a 29% increase in net income for the quarter ended March 31, 2008 to $924,000 or $0.13 per diluted share compared to net income of $715,000 or $.10 per diluted share for the same quarter last year. Revenues for the quarter increased 6% to $23,312,000 compared to $21,986,000 last year. Backlog at March 31, 2008 was $33,592,000, a 19% increase over March 31, 2007.

“We are very pleased to report that the profit and revenues achieved this quarter are both the highest quarterly profit and revenues we have achieved since the Company was restructured in July 2002,” commented Dick Smith, CEO of Allied Motion. “Our improvement in profit was driven this quarter by higher sales and higher gross profit margins which improved to 26% from 24% last year. Our 6% increase in revenues resulted from a 13% increase in sales into our aerospace and defense, medical, distribution and certain markets in our industrial and electronics market segments such as the pumps and instruments markets partially offset by a 7% downturn in construction related markets such as off road equipment and industrial tools, plus downturn in the banking, truck and recreation related markets such as RVs and marine markets. The improvement in our gross margins resulted from an improved mix of higher margin sales as well as cost improvements we are realizing from improved efficiencies and lower cost manufacturing we continue to realize from our increased production and sourcing of product from our contract manufacturing facility in China. Also contributing to our profit improvement was lower interest costs of $159,000 reflecting a reduction in outstanding debt and lower borrowing costs. We have now achieved three consecutive quarters of growth in profit and sales as compared to the same periods of the previous year. We continue to execute our strategy that is building the foundation necessary to achieve our long-term goals for growth in sales and profitability, as well as to facilitate our continued expansion into the motion control industry.”

Dick Warzala, President of Allied Motion, added, “As evidenced from our results, Allied Motion’s ability to weather downturns in specific markets, e.g., housing and construction, reflects the broad diversification we have established in our customer base. Our pipeline of new applications and products continues to be strong and we are upbeat about our future opportunities. Also consistent with our strategy, our operations remain focused on supporting our customers through continuous improvements in Quality, Delivery, Innovation and Cost. Allied Systematic Tools (AST) implementation, Low Cost Region (LCR) ramp up, Innovative New Product Development and our Six Sigma initiatives are the key elements of the continuous improvement initiatives within our company. It is truly exciting to witness the continuously expanding commitment of the 'Allied Team' to utilize AST and fully engage to ensure we provide our customers with 'Motion Solutions That Raise The Bar.'”

Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s May 5, 2008 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties, including the risks and uncertainties detailed from time to time in the Company’s SEC filings, that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support external growth and new technology, and the ability of the Company to control costs for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC. FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the Three Months Ended March 31,
HIGHLIGHTS OF OPERATING RESULTS	2008	2007
Revenues	$ 23,312	$ 21,986
Cost of products sold	17,147	16,625
Gross Margin	6,165	5,361
Operating expenses and other	4,775	4,281
Income before income taxes	1,390	1,080
Provision for income taxes	(466)	(365)
Net Income	$ 924	$ 715
PER SHARE AMOUNTS:
Diluted income per share	$ .13	$ .10
Diluted weighted average common shares	7,338	7,057

CONDENSED BALANCE SHEETS	March 31, 2008	December 31, 2007
Assets
Current Assets:
Cash and cash equivalents	$ 705	$ 534
Trade receivables, net	12,634	10,223
Inventories, net	11,542	11,000
Other current assets	1,808	1,895
Total Current Assets	26,689	23,652
Property, plant and equipment, net	10,903	11,133
Goodwill and intangible assets, net	16,738	16,722
Total Assets	$ 54,330	$ 51,507
Liabilities and Stockholders’ Investment
Current Liabilities:
Debt obligations	$ 817	$ 827
Accounts payable and other current liabilities	10,938	10,429
Total Current Liabilities	11,755	11,256
Long-term debt obligations	3,600	3,595
Other long-term liabilities	2,637	2,659
Total Liabilities	17,992	17,510
Stockholders’ Investment	36,338	33,997
Total Liabilities and Stockholders’ Investment	$ 54,330	$ 51,507

	For the Three Months Ended March 31,
CONDENSED STATEMENTS OF CASH FLOWS	2008	2007
Cash flows from operating activities:
Net income	$ 924	$ 715
Depreciation and amortization	880	845
Changes in working capital balances and other	(2,093)	(1,787)
Net cash used in operating activities	(289)	(227)

Cash flows from investing activities:
Purchase of property and equipment	(312)	(419)
Net cash used in investing activities	(312)	(419)

Net cash provided by financing activities	749	774
Effect of foreign exchange rate changes on cash	23	4
Net increase in cash and cash equivalents	171	132
Cash and cash equivalents at beginning of period	534	669
Cash and cash equivalents at March 31	$ 705	$ 801

CONTACT:
Allied Motion Technologies Inc.
Richard Smith or Sue Chiarmonte, 303-799-8520